Exhibit 10.19

January 24, 2006

Personal and Confidential

Mr. Thomas Carson

[Address]

[Address]

Dear Mr. Carson:

This letter agreement (“Agreement”), when executed by both you and Gemstar-TV International, Inc. (the “Company”), will be binding and confirm the agreement between you and the Company relating to your employment by the Company. Upon its execution, this Agreement will supersede any and all prior agreements, understandings, arrangements and/or communications, whether express or implied, oral or written, between you and the Company and/or its affiliates relative to your employment with the Company. As used herein, the term “Agreement” shall be deemed to include the General Terms and Conditions, Exhibit A, Exhibit 1 and Exhibit 2 to be attached hereto and by this reference made a part of this Agreement. By signing this letter, you represent and warrant that you are not bound by any agreements, contracts, or commitments which would, in any way, prevent or limit you from accepting this offer or your performance of or contribution to the position you are being offered.

1. The Company hereby employs you and you hereby accept such employment, upon the terms and conditions hereinafter set forth, for a term of two (2) years commencing April 3, 2006 (the “Effective Date”) and continuing through April 2, 2008, unless earlier terminated as provided herein (the “Term”). If the Company desires to extend or renew the Term, the Company shall so notify you not less than six (6) months prior to its expiration, in order to permit you and the Company to enter into good-faith negotiations relating to such extension or renewal. This Agreement may be extended or renewed by mutual written agreement of the parties, but only by an express written agreement signed by you and an authorized representative of the Company.

2. On the Effective Date you shall serve as operating President of TV Guide On Screen, Inc. and perform such duties consistent with that position as well as handle such other and/or additional duties and responsibilities as are assigned to you from time to time (and agree to such travel both within and outside the United States as the rendering of your services may reasonably require). You agree to devote the time and attention necessary to fulfill the duties of your employment hereunder.

3. During the Term, you shall receive on regular pay dates as then in effect under applicable Company policy a base salary at an annualized rate of (i) $370,000.00 during the first year of the Term; and (ii) during the second year of the Term, $370,000.00 adjusted for the percentage increase, if any, in the Consumer Price Index – Urban Wage Earners and Clerical Workers (Boston Metropolitan Area – All Items Less Food and Energy) (or any successor Consumer Price Index, including any index resulting from changes made to the Consumer Price Index), based on data published by the Bureau of Labor Statistics (1982-84 – 100) of the United States Department of Labor for the preceding calendar year cost of living. Any adjustments to your compensation, including but not limited to your base salary, following the Term of this Agreement shall be made at the Company’s sole discretion.

4.(a) During the Term, you will be eligible to earn a discretionary, periodic bonus based on the bonus plan then in effect and such criteria as the Company determines in its sole discretion which may include without limitation the performance of the Company, of TV Guide On Screen, Inc., and your individual performance. Any decision to pay you a bonus and the amount thereof, if any, shall be determined in the sole and absolute discretion of the Company. To the extent not prohibited by or inconsistent with the bonus plan then in effect, the targeted amount of your bonus is fifty percent (50%) of your annualized base salary.

(b) Also during the Term, you shall be eligible to be considered for periodic grants of non-qualified stock options pursuant to the controlling stock option plan, if any, then in effect for the Company and its employees as and when such grants are considered generally for other employees at the same level. Any decision to grant you stock options and the number thereof shall be determined in the sole and absolute discretion of the Company.

(c) Additionally, subject to the approval of the Compensation Committee of the Company in its sole discretion and the satisfaction of the other conditions described herein, you shall receive a one-time grant of nonqualified stock options (the “Options”) under the Gemstar-TV Guide International, Inc. 1994 Stock Incentive Plan, as amended and/or restated from time to time, or under any successor plan as may thereafter be in effect and applicable to the Company and you, to acquire fifty thousand (50,000) shares of the Company’s common stock (“Common Shares”). Each Option shall represent the right to acquire one (1) Common Share. Subject to earlier termination of the Options as provided in the controlling stock option plan and stock option agreement, the Options shall vest in equal installments of twenty percent (20%) on each anniversary of the “Grant Date” (as defined below) over a five (5) year period, and shall expire on the close of business on the last business day of the Company coinciding with or immediately preceding the day before the tenth anniversary of the Grant Date. The exercise price per Common Share of each Option shall equal the closing price for a Common Share on the NASDAQ National Market Reporting System (or successor system) on the date (the “Grant Date”) which is the later of (i) the date the Compensation Committee approves the grant of Options or (ii) the Effective Date. Any grant of Options shall be subject to your execution and delivery of the Company’s written stock option agreement and shall be subject to the terms and conditions of such agreement and the controlling stock option plan.

5. During the Term, the Company shall provide you a car allowance of eight hundred dollars ($800.00) per month to be used for the purchase or lease and maintenance of an appropriate automobile for your use.

6. During the first six months of your employment, the Company shall reimburse you in accordance with its travel, entertainment and business expense reimbursement (“T&E”) policy for your actual out-of-pocket travel and travel-related expenses reasonably and necessarily incurred by you with regard to your travel between your current primary residence in Lancaster, PA and the Company’s Bedford, MA offices. All such expenses to be submitted for reimbursement must be supported by appropriate back-up documentation and detail as the Company reasonably requires.

7. During the Term, you shall be eligible for all employee benefits applicable to the Company’s employees from time to time, which may include without limitation medical and dental insurance, 401(k) plan, life insurance and long-term disability insurance.

8. During the Term, you shall be entitled to four (4) weeks paid vacation per calendar year in accordance with the plans, practices, programs and policies then in effect for the Company; provided, however, since vacation time for you is not accrued, you shall not be eligible to receive payment, or be paid, for any unused vacation time and no unused vacation time shall be carried over from one year to the next or otherwise accumulated.

9. During the Term, the Company shall pay or reimburse you for all reasonable business expenses actually incurred or paid by you in the scope of your employment and the performance of your services hereunder upon the presentation of such supporting documentation as the Company requires. Payment or reimbursement of such expenses shall be subject to all Company policies regarding the reporting of and payment of business expenses as in effect generally from time to time.

10. The Company reserves the right to modify, suspend or discontinue any and all of the above plans, practices, policies and programs at any time without advance notice (except as mandated by applicable law) or recourse by you so long as such action is taken in a way that does not single you out.

11.(a) You agree that during your employment, either pursuant to the terms of this Agreement or on an at will basis thereafter, you will have no interest, directly or indirectly, in any business, activity or endeavor that the Company or its affiliates is currently engaged in or that the Company or its affiliates engages in at any time during the period you are employed by the Company, and you will perform no services for any person, firm or corporation engaged in any such business; provided, however, that nothing here shall prevent you, upon approval of the Company, from serving as a director or trustee of other corporations or businesses which are not in competition with the business of the Company or in competition with any affiliate of the Company.

(b) You shall at all times be subject to, observe and carry out such rules, regulations, policies, directions and restrictions as the Company may from time to time establish, including without limitation the standards of business conduct, as well as those imposed by law.

12.(a) Cause, Death or Disability. If your employment is terminated by the Company for “Cause” (as defined below), or in the event that your employment is terminated due to your death or disability, this Agreement shall terminate without further obligations to you other than for the timely payment of your annualized base salary through the date of termination to the extent not theretofore paid. The Company shall be deemed to have terminated your employment for “Cause” in the event that you have engaged in or committed (i) willful misconduct, gross negligence, theft or fraud; (ii) any willful act that is reasonably likely to, or which does in fact, have the effect of materially injuring the reputation, business or a business relationship of the Company; or (iii) breach of any material term of this Agreement. For purposes of this Agreement, “disability” shall mean either (I) a physical or mental impairment which substantially limits one or more of your major life activities and which renders you unable to perform the essential functions of your position, even with reasonable accommodation which does not impose an undue hardship on the Company for an aggregate of ninety (90) days in any twelve-month period or (II) you become eligible to receive benefits under any long term disability insurance provided by the Company. The determination of disability under subsection (I) of the preceding sentence shall be based upon information supplied by you and/or your medical personnel, as well as information from medical personnel (or others) selected by the Company or its insurers. In the event your health care provider and the Company do not agree as to whether you have a disability, you and the Company shall appoint a third-party qualified physician who shall evaluate you and provide a determination of whether you have a disability.

(b) Good Reason. During the Term, you may terminate your employment for Good Reason. For purposed of this Agreement, “Good Reason” shall mean any of the following: (i) the Company requires you, without your consent, to relocate your principal office more than fifty (50) miles away from the greater Radnor/Philadelphia, Pennsylvania metropolitan area or the greater Bedford/Boston, Massachusetts metropolitan area [for purposes of clarity, being required to have your principal office within fifty (50) miles of ether area shall not be grounds for your termination for Good Reason]; or (ii) the Company substantially diminishes your duties or responsibilities without your consent. Before terminating your employment for Good Reason under subsections (i) or (ii), you shall give the Company written notice of your intent to terminate for Good Reason and the basis therefore, and the Company shall have thirty (30) days to cure (the “Cure Period”). If the Company fails to cure the Good Reason within the Cure Period, you may terminate your employment agreement and this Agreement upon an additional ten (10) days’ written notice. For all purposes under this Agreement, any termination by you for Good Reason shall be treated as if a determination had been made by the Company that your services are no longer needed or desired under Section 12(c) of this Agreement, and you shall be entitled to the payments and benefits set forth in Section 12(c) pursuant to its terms.

(c) If the Company determines that it no longer needs or desires your services during the Term for other than for “Cause” or your death or disability, your employment shall be subject to, and the Company shall have no further obligations to Employee except as provided in, the Contract Payout Status Policy attached hereto as Exhibit A.

13. In consideration of the making of this Agreement, as well as of the other consideration stated herein, you expressly agree that any contract, agreement or understanding between you and the Company and/or its affiliates with respect to severance or termination pay, notice of severance or termination, or pay in lieu of any notice of severance or termination previously extended to you, whether by way of contract, letter, or any termination or severance policy, program, practice or arrangement, is hereby rescinded and waived. You agree that the payments contemplated by this Agreement shall constitute the exclusive and sole remedy for any termination of your employment and you covenant not to assert or pursue any other remedies, at law or in equity, with respect to any termination of your employment. If you violate this Agreement by bringing or maintaining any charges, claims, grievances, or lawsuits contrary to this provision, you shall pay all costs and expenses of the Company and/or related persons or affiliated entities in defending against such charges, claims or actions brought by you or on your behalf, including but not limited to reasonable attorneys’ fees, in addition to all damages suffered or incurred by the Company and/or its affiliates.

14. You acknowledge and agree that the Company has no obligation to renew this Agreement or to continue your employment after any termination of, or the expiration of, this Agreement, and expressly acknowledge that no promises or understandings to the contrary have been made or reached. In the event you continue in the employ of the Company after the end of the Term, your employment shall be solely on an “at will” basis and this Agreement shall no longer be in effect for any purpose except for those provisions that are expressly stated herein to survive the expiration or earlier termination of this Agreement Notwithstanding any other provision in this Agreement, the Company may terminate your employment or determine that your services are no longer needed or desired at any time for any or no reason without prior notice; provided, however, that if such termination or determination occurs during the Term, such termination or determination shall be subject to the provisions of Section 12 above.

This Agreement, its terms and the offer of employment evidenced hereby shall be deemed automatically withdrawn and revoked and shall become null and void without further notice if this Agreement is not signed by you and the fully-signed original of this Agreement is not received by Mike McKee (with proof of receipt) by 2:00 p.m. (pacific) on February 10, 2006.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date shown at the top of this letter.

Sincerely,

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

By:	/s/ Mike McKee
Mike McKee
Chief Operating Officer

THE FOREGOING IS ACKNOWLEDGED, ACCEPTED AND AGREED TO:

/s/ Thomas Carson
Thomas Carson

GENERAL TERMS AND CONDITIONS

I.	ARBITRATION.

Any Dispute between Employee and Company shall be resolved exclusively and finally by arbitration administered by the National Arbitration Forum (NAF) and conducted under its rules, except as otherwise provided below. Employee and Company will agree on another arbitration forum if NAF ceases operations. The term “Dispute”, for purposes of this provision, shall mean any dispute, controversy, or claim arising out of or relating to (i) this Agreement, its enforcement, interpretation, termination, applicability or validity thereof, (ii) an alleged breach, default, or misrepresentation in connection with any of its provisions, or (iii) Employee’s employment, including, but not limited to, any state or federal statutory claims. The arbitration shall be conducted before a single arbitrator and will be limited solely to the Dispute between Employee and the Company. The arbitration, or any portion of it, shall not be consolidated with any other arbitration and shall not be conducted on a class-wide or class action basis. The arbitration shall be held in Boston, Massachusetts and shall be conducted in accordance with the NAF rules for the resolution of Employment Disputes as the exclusive forum for the resolution of such Dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. This arbitration agreement shall be enforceable pursuant to the Federal Arbitration Act, 9 U.S.C. §§ 1-14 et seq., and final resolution of any dispute through arbitration may include any remedy or relief that the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. Except as specifically provided for herein, should either party bring a Dispute in a forum other than the NAF, the arbitrator may award the other party its reasonable costs and expenses, including attorneys fees, incurred in staying or dismissing such other proceedings or in otherwise enforcing compliance with this dispute resolution provision. The parties acknowledge, agree and understand that they are hereby unequivocally waiving any rights to litigate disputes through a court, including the right to litigate claims on a class-wide or class action basis, and that they have expressly and knowingly waived those rights and agree to resolve any Disputes through binding arbitration in accordance with the provisions of this paragraph. Employee and Company further agree that in any proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to its or his/her reasonable attorneys’ fees and costs (including forum costs associated with the arbitration) incurred by it or him/her in connection with resolution of the dispute in addition to any other relief granted. Information may be obtained from the NAF on line at www.arb-forum.org, by calling 800-474-2371, or writing to P.O. Box 50191, Minneapolis, MN, 55405.

II.	NON-SOLICITATION/EMPLOYER INTERESTS.

Employee promises and agrees that during Employee’s employment and for twelve (12) months following the termination of Employee’s employment, for any reason whatsoever, Employee will not (1) influence or attempt to influence customers of the Company or any of its affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company, or any affiliate of the Company; or (2) take any action which is intended, or would reasonably be expected to, adversely affect the Company and/or its affiliates, or adversely affect the businesses, reputation, or relationship the Company and/or its affiliates with its or their customers, business partners, or vendors; provided, however, it shall not be a breach of this provision, after termination of this Agreement, to solicit future business from any person or entity with whom he had conducted business, on behalf of himself or any other entity, prior to the Effective Date, provided that such solicitation is not otherwise in violation of this Section II.

III.	SOLICITING EMPLOYEES.

Employee promises and agrees that during Employee’s employment and for twelve (12) months following the termination of Employee’s employment, for any reason whatsoever, Employee will not directly or indirectly solicit any employees of the Company or its affiliates to work for any business, individual, partnership, firm, corporation, or other entity; provided, however, that this provision shall not prohibit Employee from employing personnel from the Company or its affiliates who respond (without other solicitation of any kind whatsoever) to general solicitations of employment directed to the public at large.

IV.	CONFIDENTIAL INFORMATION.

A. Employee, in the performance of Employee’s duties on behalf of the Company, shall have access to, receive and be entrusted with confidential information, including but in no way limited to development, marketing, organizational, financial, management, administrative, production, distribution and sales information, data, specifications and processes presently owned or at any time in the future developed, by the Company or its affiliates, or its or their agents or consultants, or used presently or at any time in the future in the course of its business that is not otherwise part of the public domain (collectively, the “Confidential Material”). All such Confidential Material is considered secret and will be available to Employee in confidence. Except in the performance of duties on behalf of the Company, Employee shall not, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Material, unless such Confidential Material ceases (through no fault of Employee’s) to be confidential because it has become part of the public domain. All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to the Confidential Material or otherwise to the Company’s business, which Employee prepares, uses or encounters, shall be and remain the Company’s sole and exclusive property and shall be included in the Confidential Material. Upon termination of this Agreement by any means, or whenever requested by the Company, Employee shall promptly deliver to the Company any and all of the Confidential Material, not previously delivered to the Company, that may be or at any previous time has been in Employee’s possession or under Employee’s control; provided, however, that Employee may retain in his possession any Confidential Material that reflects the terms of his employment with the Company or the terms or amount of his compensation and benefits.

B. Employee hereby acknowledges that the sale or unauthorized use or disclosure of any of the Company’s Confidential Material by any means whatsoever and any time before, during or after Employee’s employment with the Company shall constitute unfair competition. Employee agrees that Employee shall not engage in unfair competition either during the time employed by the Company or any time thereafter.

C. Until this Agreement ceases (through no fault of Employee’s) to be confidential because it has become part of the public domain, Employee further agrees to keep the terms and contents of this Agreement completely confidential, except to consult with Employee’s legal, tax or other financial advisors or immediate family members, or as otherwise required by law.

V.	ASSIGNMENT OF RIGHTS.

Employee hereby assigns to the Company, to the extent not previously assigned to the Company and/or its affiliates, all of Employee’s rights, title and interest in and to any and all inventions (and all proprietary rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Employee, either alone or jointly with others, during the period of Employee’s employment with the Company or its affiliates. Employee recognizes that this Agreement does not require assignment of any invention demonstrated by Employee to qualify fully for protection under Section 2870 of the California Labor Code, the text of which is substantially set forth below:

2870. Employment agreements; assignment of rights

i Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(a) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(b) result from any work performed by the employee for the employer.

ii To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Employee acknowledges that all original works of authorship which have been and/or are made by Employee (solely or jointly with others) within the scope of Employee’s employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

From time to time, as and when requested by the Company and/or its affiliates, Employee will execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as the Company and/or its affiliates may reasonably deem necessary or desirable to effectuate or evidence the assignment(s) contemplated by this Section XI, including, without limitation, executing and delivering to the Company and/or its affiliates or its or their designee such further assignments and other instruments, in each case as the Company or its affiliates may reasonably request for such purpose.

VI.	INJUNCTIVE, EQUITABLE AND OTHER RELIEF

Employee acknowledges, understands and agrees that the services to be furnished by Employee during Employee’s employment and the rights and privileges granted by the Company to Employee are of a special, unique, unusual, extraordinary, and intellectual character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and a breach by Employee of any of the provisions contained herein will cause the Company irreparable injury and damage. Employee expressly agrees that, notwithstanding any other provision contained herein, the Company shall be entitled to injunctive and other equitable relief to prevent a breach of this Agreement by Employee. Resort to such equitable relief, however, shall not be construed as a waiver of any preceding or succeeding breach of the same or any other term or provision. The various rights and remedies of the Company hereunder shall be construed to be cumulative, and no one of them shall be exclusive of any other or of any right or remedy allowed by law.

VII.	COOPERATION.

In consideration of the agreements and consideration contained in this Agreement, Employee agrees that Employee shall cooperate fully with the Company and/or its affiliates, if so requested, with respect to any internal or external investigation or inquiry as well as any issues, claims or litigation (whether or not currently pending) involving the Company and/or its affiliates or any of those entities’ employees, including providing information and assistance and being reasonably available for both pre-trial discovery and trial proceedings at no out-of-pocket cost to Employee. Employee further agrees to participate in any such investigation, inquiry, proceedings or action and to provide truthful and accurate testimony, documents, records and any other information requested at no out-of-pocket cost to Employee. In addition, Employee agrees to meet with attorneys or representatives of the Company, upon reasonable notice, in connection with any such investigation, inquiry, proceedings or action.

VIII.	MISCELLANEOUS.

A. WITHHOLDING. Notwithstanding any other provision in this Agreement, all amounts payable under this Agreement shall be subject to and reduced by standard or other applicable withholding and other authorized deductions.

B. SUCCESSORS.

1. This Agreement is personal to Employee and shall not, without the prior written consent of the Company, be assignable by Employee.

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2. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall include, and this Agreement may be assignable without Employee’s prior written consent to, (i) any firm, corporation or other successor or surviving entity resulting from a merger, consolidation or other business combination involving the Company, (ii) the transferee of all or substantially all of the assets of the Company or (iii) an affiliate of the Company, in each case whether the Agreement is assigned by the Company, by operation of law, or otherwise.

C. WAIVER.

No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

D. MODIFICATION.

This Agreement may not be amended or modified other than by a written agreement executed by Employee and the Company’s Chief Executive Officer or other officer authorized by the Company’s governing body.

E. SAVINGS CLAUSE.

If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

F. COMPLETE AGREEMENT.

This Agreement constitutes and contains the entire agreement and final understanding concerning Employee’s employment with the Company and the other subject matters addressed herein between the parties. It is intended by the parties as a complete and exclusive statement of the terms of their agreement. It supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof. Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party. This is a fully integrated agreement.

G. GOVERNING LAW.

This Agreement shall be deemed to have been executed and delivered within the State of Massachusetts, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Massachusetts without regard to principles of conflict of laws.

H. CONSTRUCTION.

Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

I. COMMUNICATIONS.

All notices, requests, demands or other communications required or permitted hereunder shall be in writing and shall be addressed, if to the Company, to c/o Gemstar-TV Guide International, Inc., 6922 Hollywood Blvd., 12th Floor, Los Angeles, CA 90028-6117, attention: Chief Executive Officer, with a copy to the Company’s General Counsel at the same address, and, if to Employee, to the address stated in the first paragraph of this Agreement. Notices given under this Agreement shall be given personally, by nationally recognized overnight express service, or by certified or registered mail, postage prepaid, return receipt requested. Notice shall be deemed to have been given and effective: (i) on the day it is delivered personally; (ii) on the day it is delivered if given by nationally recognized overnight express service; or (iii) three (3) days after the postmark date if mailed by certified or registered mail, postage prepaid, return receipt requested. Either party may change the address at which notice shall be given by written notice given in the above manner.

J. NAME, BIOGRAPHY, LIKENESS, PUBLICITY RELEASES.

The Company and affiliates shall have the right to use Employee’s name, biography and likeness in connection with its business, including in advertising its products and services, and may grant this right to others, but not for use as a direct endorsement. Nothing contained herein shall prohibit the Company from making any public disclosures required by applicable laws or the listing requirements of any exchange on which the Company’s securities are listed.

K. SURVIVAL.

Sections 10, 11, 13 and 14 of the letter agreement to which these General Terms and Conditions are to be attached and Sections I through VIII of these General Terms and Conditions shall survive the expiration or earlier termination of this Agreement.

L. EXECUTION.

This Agreement is being executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

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First Amendment to Employment Agreement

This First Amendment to Employment Agreement (this “Amendment”) is made and entered into as of the 12th day of October, 2006, by and between Gemstar-TV Guide International, Inc., a Delaware corporation (the “Company”), and Thomas Carson, an individual (“Carson”), with reference to the following facts:

A. The Company and Carson are parties to that certain letter agreement dated as of January 27, 2006 (the “Employment Agreement”), relating to the employment of Carson by the Company.

B. The Company and Carson desire to amend the Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties hereby agree as follows:

1. All capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Employment Agreement.

2. The first sentence of Paragraph 1 of the Employment Agreement is hereby removed and replaced with the following:

“The Company hereby employs you and you hereby accept such employment, upon the terms and conditions hereinafter set forth, for a term commencing on April 3, 2006 (the “Effective Date”) and continuing through March 15, 2010, unless earlier terminated as provided herein (the “Term”).”

3. The words “President of TV Guide On Screen, Inc.” in the first sentence of Paragraph 2 are hereby removed and replaced with the words “President – Interactive Program Guides”.

4. Paragraph 3 of the Employment Agreement is hereby removed in its entirety and replaced with the following:

“3. During the Term, you shall receive on regular pay dates as then in effect under applicable Company policy a base salary (the “Base Salary”) at an annualized rate of (i) $370,000 from the Effective Date through October 11, 2006, (ii) $414,000 from October 12, 2006 through December 31, 2006 (the “Year 2006 Salary”); (iii) the Year 2006 Salary, adjusted for the percentage increase, if any, in the Consumer Price Index – Urban Wage Earners and Clerical Workers (Philadelphia Metropolitan Area – All Items Less Food and Energy) (or any successor Consumer Price Index, including any index resulting from changes made to the Consumer Price Index), based on data published by the Bureau of Labor Statistics (1982-84 = 100) of the United States Department of Labor for the preceding calendar year cost of living (such increase, the “CPI Increase” and such resultant salary, the “Year 2007 Salary”), from January 1, 2007 through December 31, 2007; (iv) the Year 2007 Salary, adjusted for the CPI Increase (the “Year 2008 Salary”), from January 1, 2008 through December 31, 2008; (v) the Year 2008 Salary, adjusted for the CPI Increase (the “Year 2009 Salary”), from January 1, 2009 through December 31, 2009; and (vi) the Year 2009 Salary, adjusted for the CPI Increase, from January 1, 2010 through March 15, 2010. Any adjustments to your compensation, including but not limited to your Base Salary, following the Term of this Agreement shall be made at the Company’s sole discretion.”

5. Paragraph 6 of the Employment Agreement is hereby removed in its entirety and replaced with the following:

“6. Subject to the provisions of Paragraph 12(b), during the Term, your principal place of employment shall be at the principal offices of the Company in Radnor, Pennsylvania, or such other greater Philadelphia, Pennsylvania metropolitan area location as determined by the Company, subject to such travel as the rendering of your services may require. Not withstanding the foregoing if the Company requires Carson to relocate Carson’s principle office to the greater Bedford - Boston, Massachusetts area such shall be considered Good Reason for termination by Carson.”

6. All references to “Boston, Massachusetts” in Paragraph I of the General Terms and Conditions of the Agreement and in Paragraph 17 of Exhibit 2 to the Agreement are hereby removed and replaced with “Philadelphia, Pennsylvania”, and all references to “Massachusetts” in Paragraph VIII.G of the General Terms and Conditions of the Agreement and in Paragraph 18 of Exhibit 2 to the Agreement are hereby removed and replaced with “Pennsylvania”.

7. Except as specifically amended by this Amendment, the Employment Agreement remains in full force and effect in accordance with its terms.

8. This Amendment shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without regard to principles of conflict of laws. This Amendment may be executed via facsimile or other electronic means and may be delivered in two or more counterparts, each of which shall be considered an original and all of which, when taken together, shall constitute on and the same instrument.

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Amendment as of the date first set forth above.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

By:	/s/ Dustin Finer
Name: Dustin Finer
Title: Human Resources

By:	/s/ Thomas Carson
Thomas Carson